Form 10KSB, Exhibit 13
period 1999-12-31
WTC INDUSTRIES INC
filed 2000-03-28
CIK 877542

EXHIBIT 13.1


LETTER TO SHAREHOLDERS
WTC INDUSTRIES INC.
--------------------------------------------------------------------------------

Dear Fellow Shareholders:

     WTC Industries, Inc. has entered into a new phase of its history. New strategic initiatives are beginning to reveal evidence of the Company's turnaround. In 1999 the Company's financial performance improved dramatically compared to prior years. Revenues grew 36% to $5,141,913. Gross profit margins reached 32% of total net sales as a result of improved efficiencies in manufacturing and cost reduction programs. The Company generated income from operations of $174,124. In addition, new product development efforts have enabled the Company to increase its future revenue growth in the original equipment manufacturer (OEM) market.


OEM PARTNERSHIPS

     In March 2000, the Company was awarded its second major OEM contract in three years. General Electric selected the Company to be the exclusive supplier of water filtration systems for its 2001 model-year refrigerators. General Electric's decision was based on our product design capability and our ability to integrate different filtration technologies into a superior performing water filtration system. Shipments to General Electric are expected to begin in October 2000.

     The Company also continues to be the exclusive supplier to Amana for their premium-grade refrigerator water filtration program. Due to increased consumer awareness regarding water quality, Amana has increased the number of refrigerators that will include our water filtration system. We have begun shipping a newly designed water filtration system for their 2000 model-year refrigerators.

     The Company also developed two other new OEM partnerships in 1999 that utilize the PentaPure(R) iodinated resin technology. These new relationships are increasing sales to the outdoor recreation market in the U.S. and to water dealer networks in European countries. In addition, we are encouraged by prospects in Latin America and Europe that are currently testing our water purification systems for use in emergency relief and military applications.


TECHNOLOGY

     During the past year the Company has made significant advancements in becoming a leader in water filtration technology integration. Our new product development team consists of professionals in the areas of water treatment, design engineering, manufacturing, and regulatory approval who are capable of designing and manufacturing innovative water treatment systems. From product design to regulatory approval, our number one priority is to provide our customers with cost effective and value-added solutions for their specialized needs.

LETTER TO SHAREHOLDERS
WTC INDUSTRIES INC.
--------------------------------------------------------------------------------

     In 1999, we initiated a number of new research and development activities related to the PentaPure(R) technology. First, we completed the installation of a state of the art water filtration laboratory. This will enable us to better develop and test new products in a variety of water conditions.

     Second, we contracted with NSF International, the primary independent water testing laboratory in the U.S., to develop a protocol for the EPA to test and certify our residential water purification system and to determine the maximum allowable level for iodine in drinking water.

     Third, the Company will be using the Environmental Technology Verification Program, an EPA program designed to facilitate the deployment of innovative technologies through performance verification, to test and evaluate the performance of our larger water purification systems used in emergency and disaster relief applications.

     As a result of these efforts, we expect to shorten the time from product development to market introduction, increase OEM market opportunities in both the U.S. and international markets, and better leverage our future revenue and earnings potential.


THE FUTURE

     In 2000 and beyond, we anticipate continued sales growth due to the expanding OEM market and the large aftermarket potential for the Company's proprietary refrigerator replacement cartridges. With our persistent commitment to develop and certify new water purification products combined with our proven ability to provide cost effective solutions, we are confident that we will be able to cultivate new customers and expand existing relationships. We believe we have positioned the Company for accelerated growth in the coming years and are looking toward the future with renewed enthusiasm, confidence and commitment to leverage our strategic strengths.

     We are also pleased that Dr. Ronald Mitsch has joined our Board of Directors. His experience as vice chairman of 3M will be invaluable in helping the Company develop its technology strategy and pursue new market opportunities.

     Finally, we appreciate the continuing support of our investors and employees as we implement our strategy for growth, profitability and increased shareholder value.


/s/ Robert C. Klas, Sr.


Robert C. Klas, Sr.
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER

MANAGEMENT'S DISCUSSION AND ANALYSIS
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

     GOING CONCERN. The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred net losses of $141,629 and $3,042,230, and has used cash to finance operating activities of $109,173 and $1,066,116 for the years ended December 31, 1999 and 1998, respectively. In addition, as of December 31, 1999, the Company had a deficiency in working capital of $215,917, an accumulated deficit of $17,470,239, and a stockholders' deficit of $5,583,073.

     These factors, among others, indicate that the Company may be unable to continue as a going concern in the near future. The Company's working capital requirements for 1999 were met through additional loans of $400,000 by its Chairman and the restructuring of outstanding notes payable to various noteholders. Management's plans for the Company to continue as a going concern include (a) increasing sales to the domestic OEM refrigerator water filtration market, (b) continuing research and development efforts for new disinfection technology markets, and (c) continued improvement in the Company's production processes and quality controls to increase gross profit margins. There is no assurance whatsoever that these plans will be successful.

     In February and March 2000, the Company restructured an existing bank loan of $750,000, obtained new bank financing consisting of a term loan for $750,000 and a revolving line of credit for $700,000 and obtained new equity financing from Mr. Klas for $250,000. Management believes that the Company's existing cash position, collection of accounts receivable and other available sources of liquidity are sufficient to meet current and anticipated requirements for the foreseeable future.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

NET SALES
     The Company had net sales of $5,141,913 in 1999, representing an increase of 35.8% from net sales of $3,785,909 in 1998.

     The increase in net sales was primarily due to increased sales to the domestic OEM appliance market. Domestic sales increased 78.2% in 1999. Domestic sales were $4,321,000, or 84% of total net sales in 1999, compared to $2,425,000 or 64% in 1998. The Company anticipates significant revenue growth in this market for the foreseeable future.

     International sales were $821,000 or 16% of total net sales in 1999, compared to $1,361,000 or 36% in 1998. The most significant factor contributing to the decrease in international sales was the continuing poor economic conditions overseas and the strong U.S dollar. Foreign currency exchange rate fluctuations and deteriorating economic conditions have had a material impact on the demand for the Company's products in Asian and Eastern Europe markets. The Company anticipates this trend to continue into the year 2000. However, the Company has a number of initiatives that could increase sales of its outdoor product line to South American countries in the first six months of 2000.

GROSS PROFIT (LOSS)
     The Company's gross profit increased $1,983,866 to $1,666,942 in 1999 from a gross loss of $316,924 in 1998. Gross profit as a percentage of net sales increased to 32.4% in 1999 from (8.4%) in 1998. After adjusting for an inventory write-down of $436,230 recorded in the fourth quarter of 1998 due to the market conditions in Asia and Eastern Europe, the Company's gross profit increased $1,547,636 over the prior year. In 1998, the Company incurred significantly higher than budgeted production costs related to a new refrigerator filtration system. In 1999, the Company was able to

MANAGEMENT'S DISCUSSION AND ANALYSIS
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

implement cost reduction programs that significantly reduced both material and labor costs related to this product line. In addition, the Company had higher replacement cartridge sales in 1999 compared to 1998.

OPERATING EXPENSES
     Selling, general and administrative expenses increased $73,527 in 1999, an increase of 6.5% from 1998. Selling expenses were $542,950 or 10.6% of net sales in 1999 compared to $588,290 or 15.5% of net sales in 1998. The reduction in selling expenses was primarily due to lower expenses associated with trade shows and travel expenses. Administrative expenses were $666,705 or 13% of net sales in 1999 compared to $547,838 or 14.4% of net sales in 1998. The increase in administrative expenses was primarily due to higher personnel costs and fees for professional services.

     Research, development and engineering expenses were comparable at $283,163 in 1999 versus $291,838 in 1998.

     In 1998, the Company incurred a one-time charge of $350,000, or 9.2% of total sales, related to the issuance of 42,500 shares of stock to KSURF. These shares were issued pursuant to an amendment to the Company's license agreement with KSURF to reduce the annual minimum cash payment from $75,000 to $25,000 for the remainder of the license agreement. This resulted in recognizing $350,000 of prepaid royalties, which were written off due to the uncertainty of the future realization of their value.

     In 1998, the Company incurred a one-time charge of $463,500 related to minimum purchase requirements under a cyst filter purchase agreement whereby the Company is obligated to purchase $172,500 filters per year for five years. The Company believes that it has adequately reserved for the estimated commitment not likely to be fulfilled under this contract based on its estimated use for the next three years.

INCOME (LOSS) FROM OPERATIONS
     As a result of the above, income from operations was $174,124 in 1999 as compared to a loss from operations of $2,558,390 in 1998. Excluding the 1998 unusual charges totaling $1,249,730 for inventory write-down, loss on royalty agreement, and loss on purchase commitment, the Company increased its operating income by $1,482,784.

INTEREST EXPENSE
     Interest expense was $305,736 or 5.9% of net sales in 1999 compared to $436,650 or 11.5% of net sales in 1998. Interest expense decreased $130,914 because of the debt restructuring in May 1999 that lowered the effective interest rate on the majority of the outstanding debt.

INCOME TAXES
     No provision for income taxes as been recorded for 1999 and 1998. At December 31, 1999, the Company has a federal net operating loss (NOL) carryforward of approximately $15,890,000. It is uncertain if the Company will realize any benefit from the NOL.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1999, the Company had a working capital deficit (total current liabilities in excess of total current assets) of $215,917, compared with a working capital deficit of $980,253 as of December 31, 1998. The improvement in the working capital deficit is principally due to the reclassification effect, as of December 31, 1999, resulting from the Company's new loan agreements with the Chairman and the bank of $750,000 and the conversion of debt to equity of $450,000, which occurred in February and March 2000.

     During 1999, cash decreased $14,218 due to cash used in operations of $109,173 and cash used in investing activities of $243,095, offset by cash provided by financing activities of $338,050.

MANAGEMENT'S DISCUSSION AND ANALYSIS
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

Significant cash uses by operations included the net loss and increases in accounts receivable of $315,459 and other current assets of $40,794, partially offset by an increase in current liabilities of $173,153 and a decrease in inventory of $74,010. Net cash used in investing activities consisted of purchases of property and equipment of $229,186, an officer receivable of $15,000, offset by proceeds from sale of equipment of $1,091. Net cash provided by financing activities resulted from notes payable of $400,000 from the chairman of the Board, partially offset by payments on long-term debt of $61,950.

     During 1998, cash increased $20,020 due to cash provided by financing activities of $1,193,749, offset by cash used in operations of $1,066,116 and cash used in investing activities of $107,613. Significant cash uses in operations included the net loss and an increase in accounts receivable of $64,412, partially offset by a decrease in inventory, exclusive of the provision for obsolete inventory, of $218,112, and an increase in current liabilities of $364,531. Net cash used in investing activities consisted of purchases of property and equipment of $107,613. Net cash provided by financing activities resulted from notes payable of $1,200,000 from the chairman of the Board, which was partially offset by payments on long-term debt of $6,251.

     The Company has borrowed certain sums from Mr. Klas and Tapemark for working capital purposes. At December 31, 1998, the Company had outstanding borrowings from Mr. Klas totaling $2,300,000 with accrued interest of $198,807, and from Tapemark totaling of $500,000 with accrued interest of $53,114. All borrowings from Mr. Klas and Tapemark were evidenced by demand promissory notes.

     On April 13, 1999, effective January 1, 1999, the Company entered into an agreement with Mr. Klas and Tapemark to extend demand notes held by them totaling $2,300,000 and $500,000, respectively, including all accrued interest of $198,907 and $53,114, respectively, through May 31, 2002. Interest will accrue at 1.0% for the seventeen-month period ending May 31, 2000 and then will increase to 5.18% for the duration of the notes. Interest is due and payable semi-annually. In exchange for the reduced interest rate from January 1, 1999 to May 31, 2000, the Company issued Mr. Klas and Tapemark four year warrants to purchase 176,998 and 39,178, respectively, shares of the Company's Common Stock at an exercise price of $1.00 per share.

     During 1999, Mr. Klas advanced the Company an additional $400,000 in demand promissory notes and Mr. Klas also purchased a $50,000 promissory note owed by the Company to another private noteholder. On February 29, 2000, the Company and Mr. Klas agreed to convert a total of $450,000 of the Company's existing indebtedness to him for 180,000 shares of the Company's common stock. In conjunction with the debt conversion, Mr. Klas purchased 100,000 shares of the Company's common stock for $250,000.

     On March 20, 2000, Mr. Klas assumed the Company's indebtedness of $750,000 to its bank and the Company issued Mr. Klas a convertible promissory note in the amount of the indebtedness. The new promissory note matures in one year and provides a right to convert the indebtedness to shares of Company common stock, at the discretion of the holder of the Note, at a conversion price of $3.00 per share. In addition, Mr. Klas agreed to co-sign a new credit agreement with the bank under which the bank extends the Company a new term loan of $750,000 and a new revolving credit facility of $700,000. In consideration thereof, the Company issued to Mr. Klas a new stock warrant to purchase 80,000 shares of the Company's common stock for an exercise price of $3.125 per share on or before March 1, 2004.

     The Company extended the expiration date to May 22, 2006 of an existing warrant held by Mr. Klas (issued in 1996) to purchase 240,000 shares of Company common stock at an exercise price of $20.00 per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

     The Company has an agreement with a supplier that expires in June 2002 under which the Company is obligated to purchase a minimum of $172,500 annually of its cyst filter requirements for certain of its products. Through December 31, 1999, the Company has paid a total of $199,000 of its total estimated contract obligation of $862,500. During 2000, the Company anticipates it will pay approximately $225,100, which represents the remaining obligation for 1999 and the obligation for 2000. Failure of the Company to perform under this agreement could have a significant negative impact on the Company's financial resources.

     The Company estimates that during 2000 it will have working capital needs of approximately $750,000 to fund its operations and continue revenue growth in the domestic OEM market and an additional $750,000 to fund capital expenditures needs for equipment and tooling.

FOREIGN CURRENCY EFFECTS

     Beginning in the third quarter 1997, foreign currency exchange rate fluctuations and deteriorating economic conditions had a material impact on the demand for the Company's products in Asian markets. In addition, beginning in the third quarter of 1998, foreign currency exchange rate fluctuations and deteriorating economic conditions in Eastern Europe had a material impact on sales to the Company's largest distributor. The Company anticipates these trends to continue through 2000.

EFFECTS OF INFLATION

     The Company believes that during 1999 and 1998 inflation did not have a material impact on the Company's business.

NOTIFICATION REGARDING FORWARD LOOKING INFORMATION

     Except for historical information contained herein, certain statements are forward looking statements that involve risks and uncertainties, including, but not limited to, the results of financing efforts and sufficiency of working capital requirements, product demand and market acceptance risks, customer mix, the effect of economic conditions, the impact of competitive products and pricing, product development, commercialization and technological difficulties, supply constraints or difficulties, and actual purchases under agreements. The actual results that the Company achieves may differ materially from these forward looking statements due to such risks and uncertainties. Readers are urged to carefully review and consider the various disclosures made by the Company's other filings with the Securities and Exchange Commission that advise interested parties of the risks and uncertainties that may effect the Company's financial condition and results of operations.

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1999 AND 1998
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

                                                               1999             1998
---------------------------------------------------------------------------------------
Net sales (Note 10) ....................................    $5,141,913      $ 3,785,909
Cost of goods sold .....................................     3,474,971        4,102,833
                                                            ----------      -----------
   GROSS PROFIT (LOSS) .................................     1,666,942         (316,924)
                                                            ----------      -----------
Operating expenses:
  Selling, general, and administrative .................     1,209,655        1,136,128
  Research and development .............................       283,163          291,838
  Loss on royalty agreement (Note 11) ..................            --          350,000
  Loss on minimum purchase contract (Note 11) ..........            --          463,500
                                                            ----------      -----------
                                                             1,492,818        2,241,466
                                                            ----------      -----------
   INCOME (LOSS) FROM OPERATIONS .......................       174,124       (2,558,390)
                                                            ----------      -----------
Other expense:
  Interest expense (Note 5) ............................       305,736          436,650
  Other ................................................        10,017           47,190
                                                            ----------      -----------
                                                               315,753          483,840
                                                            ----------      -----------
   NET LOSS ............................................    $ (141,629)     $(3,042,230)
                                                            ==========      ===========

Net loss per basic and diluted common share ............    $    (0.12)     $     (2.69)
                                                            ==========      ===========
Weighted-average number of common shares outstanding --
 basic and diluted .....................................     1,165,593        1,130,129
                                                            ==========      ===========

See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

                                                                           1999              1998
----------------------------------------------------------------------------------------------------
ASSETS (NOTE 5)

Current Assets
  Cash ............................................................    $     11,043     $     25,261
  Accounts receivable, net of allowance for doubtful accounts of
   approximately $9,000 and $10,000, respectively (Note 10) .......         533,174          217,715
  Inventories, net of obsolescence reserve of approximately
   $739,000 and $929,000, respectively (Note 3) ...................         356,096          430,106
  Prepaid expenses and other ......................................          43,950            3,691
                                                                       ------------     ------------
     TOTAL CURRENT ASSETS .........................................         944,263          676,773

Property and Equipment, at cost, net (Note 4) .....................         325,340          193,839
Other Assets ......................................................           5,191           11,792
                                                                       ------------     ------------
                                                                       $  1,274,794     $    882,404
                                                                       ============     ============
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
  Current maturities of long-term debt (Note 5) ...................    $    139,132     $    861,731
  Accounts payable ................................................         486,737          459,462
  Customer deposits ...............................................           5,438            8,427
  Accrued interest payable ........................................         157,552           41,248
  Accrued expenses (Note 11) ......................................         371,321          286,158
                                                                       ------------     ------------
     TOTAL CURRENT LIABILITIES ....................................       1,160,180        1,657,026
                                                                       ------------     ------------
Long-Term Liabilities
  Accrued minimum purchase commitments (Note 11) ..................         292,400          345,000
  Long-term debt, net of current maturities (Note 5) ..............       5,405,287        4,398,321
                                                                       ------------     ------------
                                                                          5,697,687        4,743,321
                                                                       ------------     ------------
Commitments and Contingencies (Notes 11 and 12)

Stockholders' Deficit (Notes 5, 6, 7, 9, and 11)
  Preferred stock .................................................              --               --
  Common stock, $0.10 par value; 15,000,000 shares authorized;
   1,169,364 and 1,146,031 shares issued and outstanding in 1999
   and 1998, respectively .........................................         116,936          114,603
  Additional paid-in capital ......................................      11,800,230       11,711,064
  Officer receivable ..............................................         (30,000)         (15,000)
  Accumulated deficit .............................................     (17,470,239)     (17,328,610)
                                                                       ------------     ------------
                                                                         (5,583,073)      (5,517,943)
                                                                       ------------     ------------
                                                                       $  1,274,794     $    882,404
                                                                       ============     ============


See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
YEARS ENDED DECEMBER 31, 1999 AND 1998
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

                                               COMMON STOCK            ADDITIONAL                                        TOTAL
                                        ---------------------------     PAID-IN         OFFICER       ACCUMULATED     STOCKHOLDERS'
                                           SHARES         AMOUNT        CAPITAL        RECEIVABLE       DEFICIT          DEFICIT
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997 .........     1,103,518   $    110,352   $ 11,347,639    $    (15,000)   $(14,286,380)   $ (2,843,389)
  Adjustment for fractional shares
   due to 1-for-10 reverse stock
   split (Note 6) ....................            13              1             (1)             --              --              --
  Issuance of common stock for
   payment of royalty fees
   (Note 11) .........................        42,500          4,250        345,750              --              --         350,000
  Compensation expense recorded
   on stock options ..................            --             --         17,676              --              --          17,676
  Net loss ...........................            --             --             --              --      (3,042,230)     (3,042,230)
                                        ------------   ------------   ------------    ------------    ------------    ------------
Balance at December 31, 1998 .........     1,146,031        114,603     11,711,064         (15,000)    (17,328,610)     (5,517,943)
  Issuance of common stock for
   payment of rent (Note 9) ..........        23,333          2,333         15,166              --              --          17,499
  Issuance of warrants in debt
   restructuring (Note 5) ............            --             --         74,000              --              --          74,000
  Note receivable from officer .......            --             --             --         (15,000)             --         (15,000)
  Net loss ...........................            --             --             --              --        (141,629)       (141,629)
                                        ------------   ------------   ------------    ------------    ------------    ------------
Balance at December 31, 1999 .........     1,169,364   $    116,936   $ 11,800,230    $    (30,000)   $(17,470,239)   $ (5,583,073)
                                        ============   ============   ============    ============    ============    ============


See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999 AND 1998
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

                                                                              1999            1998
-----------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net loss ...........................................................    $  (141,629)    $(3,042,230)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation .....................................................         97,685         129,345
    Amortization .....................................................          7,136          17,125
    Provision for obsolete inventory .................................             --         436,230
    Rent and royalty fees paid in common stock .......................         17,499         350,000
    Provision for loss on minimum purchase commitment ................             --         463,500
    (Gain) loss on sale of property and equipment ....................         (1,091)         30,088
    Noncash compensation .............................................             --          17,676
    Accretion of long-term debt discount .............................         20,317              --
    Changes in operating assets and liabilities:
     (Increase) decrease in:
        Accounts receivable ..........................................       (315,459)        (64,412)
        Inventories ..................................................         74,010         218,112
        Current and other assets .....................................        (40,794)         13,919
     Increase in:
        Accounts payable .............................................         27,275         260,107
        Other accrued liabilities ....................................        145,878         104,424
                                                                          -----------     -----------
        NET CASH USED IN OPERATING ACTIVITIES ........................       (109,173)     (1,066,116)
                                                                          -----------     -----------
Cash Flows From Investing Activities
  Purchases of property and equipment ................................       (229,186)       (107,613)
  Note receivable from officer .......................................        (15,000)             --
  Proceeds from sale of property and equipment .......................          1,091              --
                                                                          -----------     -----------
        NET CASH USED IN INVESTING ACTIVITIES ........................       (243,095)       (107,613)
                                                                          -----------     -----------
Cash Flows From Financing Activities
  Proceeds of loans from chairman ....................................        400,000       1,200,000
  Payments on long-term debt .........................................        (61,950)         (6,251)
                                                                          -----------     -----------
        NET CASH PROVIDED BY FINANCING ACTIVITIES ....................        338,050       1,193,749
                                                                          -----------     -----------
        NET INCREASE (DECREASE) IN CASH ..............................        (14,218)         20,020
Cash
  Beginning of year ..................................................         25,261           5,241
                                                                          -----------     -----------
  End of year ........................................................    $    11,043     $    25,261
                                                                          ===========     ===========
Supplemental Disclosures of Cash Flow Information
  Cash paid during the year for interest .............................    $   169,115     $   231,378
                                                                          ===========     ===========
Supplemental Disclosures of Noncash Investing and
 Financing Activities
  Common stock issued for payment of rent (Note 9) ...................    $    17,499     $        --
  Warrants issued in debt restructuring (Note 5) .....................         74,000              --
  Common stock issued for payment of royalty fees (Note 11) ..........             --         350,000
  Common stock options issued for compensation .......................             --          17,676
  Accrued interest converted to long-term debt .......................             --         126,006
                                                                          ===========     ===========


See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS: WTC Industries, Inc. (WTC), was incorporated in Delaware in April 1978. WTC and its subsidiary (the Company) manufacture and market water filtration and purification products for commercial and personal use. Many of the Company's purification products are based on an iodinated resin technology that was originally developed by Kansas State University (KSU) and has been licensed to the Company by Kansas State University Research Foundation (KSURF). The Company's customers include original equipment manufacturers based in the United States and also foreign customers or customers in the United States who ultimately resell the products to foreign customers (see Note 11). All of the Company's revenue is attributed to one operating segment.

     A summary of the Company's significant accounting policies follows:

     PRINCIPLES OF CONSOLIDATION: The 1999 consolidated financial statements include the accounts of WTC and its wholly owned subsidiary, PentaPure Incorporated. Another wholly owned subsidiary, Water Pollution Control Systems, Inc., was merged into PentaPure Incorporated on September 7, 1999. All significant intercompany balances and transactions have been eliminated in consolidation.

     REVENUE RECOGNITION: The Company recognizes revenue upon shipment of the product.

     CASH: The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

     INVENTORIES: Inventories are stated at the lower of cost (first-in, first-out method) or market.

     PROPERTY AND EQUIPMENT: Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line and double-declining-balance basis over estimated useful lives of three to seven years for equipment and over the lease term for leasehold improvements.

     IMPAIRMENT OF LONG-LIVED ASSETS: The Company evaluates the carrying value of long-lived assets on an ongoing basis, based on a number of factors, including operating results, business plans, budgets, and economic projections. In addition, the Company's evaluation considers nonfinancial data such as continuity of personnel, changes in the operating environment, competitive information, market trends, and business relationships (see Note 11).

     FAIR VALUE OF FINANCIAL INSTRUMENTS: The fair values of the Company's demand notes payable, note payable to bank, and long-term debt are estimated based on interest rates for the same or similar debt having the same or similar remaining maturities with similar risk and collateral requirements. The estimated fair value of notes payable and long-term debt is $5,051,000 as of December 31, 1999. The recorded value of these items at December 31, 1998 approximated their fair value.

     RESEARCH AND DEVELOPMENT COSTS: Research and development costs, whether performed by the Company or by outside parties under contract, are charged to operations as incurred.

     ESTIMATES: The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     BASIC AND DILUTED NET LOSS PER SHARE: Basic per-share amounts are computed, generally, by dividing net income or loss by the weighted-average number of common shares outstanding. Diluted

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

per-share amounts assume the conversion, exercise, or issuance of all potential common stock instruments, unless their effect is antidilutive, thereby reducing the loss or increasing the income per common share.

     The Company has granted options and warrants to purchase shares of common stock at various amounts per share (see Note 7). Those options and warrants were not included in the computation of diluted earnings per share because the Company incurred a year-to-date loss. The inclusion of potential common shares in the calculation of diluted loss per share would have an antidilutive effect. Therefore, basic and diluted loss per share amounts are the same in each period presented.

NOTE 2. BASIS OF PRESENTATION

     The consolidated financial statements have been prepared on a going-concern basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred net losses of $141,629 and $3,042,230, and has used cash to finance operating activities of $109,173 and $1,066,116 for the years ended December 31, 1999 and 1998, respectively. In addition, as of December 31, 1999, the Company had a deficiency in working capital of $215,917, an accumulated deficit of $17,470,239, and a stockholders' deficit of $5,583,073.

     These factors, among others, indicate that the Company may not be able to continue as a going concern for a reasonable period of time. The Company's working capital requirements for 1999 included the restructuring of outstanding notes payable with the respective parties and additional loans of $400,000 from the chairman of the Board (see Note 5).

     Management's plans to continue as a going concern include (a) seeking further financing from the chairman of the Board or other investors, (b) increasing sales to the domestic OEM refrigerator water filtration market, and
(c) continuing research and development efforts for new disinfection technology markets. The Company remains dependent on financing from its chairman. There is no assurance that management's plans can be successfully accomplished.

     The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. INVENTORIES

     Inventories, net of reserves, consisted of the following at December 31:

                                                           1999           1998
--------------------------------------------------------------------------------
Raw materials ......................................    $ 233,291      $ 283,326
Work in process ....................................        5,849          3,484
Finished goods .....................................      116,956        143,296
                                                        ---------      ---------
                                                        $ 356,096      $ 430,106
                                                        =========      =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

NOTE 4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31:

                                                          1999            1998
--------------------------------------------------------------------------------
Office equipment ....................................  $  210,299       $190,505
Machinery and equipment .............................     677,870        607,896
Deposits on equipment and tooling ...................     137,183             --
                                                       ----------       --------
                                                        1,025,352        798,401
Less accumulated depreciation .......................     700,012        604,562
                                                       ----------       --------
                                                       $  325,340       $193,839
                                                       ==========       ========

NOTE 5. NOTES PAYABLE AND LONG-TERM DEBT

     Long-term debt consisted of the following at December 31:

                                                                                 1999          1998
------------------------------------------------------------------------------------------------------
Note payable to a bank at prime, payable in monthly interest-only payments, with principal due May 31, 2000, secured by substantially
 all assets of the Company and guaranteed by chairman (d) ................    $  750,000    $  750,000

Note payable to chairman at prime, payable in semiannual
 interest-only payments, with principal due December 31, 1999 (c) ........       400,000            --

Notes restructured during 1999:

  Note payable to chairman, payable in semiannual interest-only
   payments, with principal due May 31, 2002 (a) .........................     2,464,700     2,498,807

  Notes payable, of which $216,002 is with directors or a company affiliated with the chairman, payable in quarterly installments of approximately $28,000 beginning July 1999, with balance due
   May 31, 2002 (a) ......................................................     1,056,007     1,100,000

  Note payable to a company affiliated with the chairman, payable in semiannual installments of approximately $22,000, with balance
   due May 31, 2002 (a) ..................................................       527,020       553,114

  Notes payable, 5.18%, payable in quarterly installments of approximately $8,000 beginning July 1999, with balance due
   May 31, 2002 (b) ......................................................       295,430       300,000

Note payable to chairman at prime plus 2%, payable in interest-only
 payments quarterly, with balance due May 31, 1999 (c) ...................        50,000        50,000

Other ....................................................................         1,262         8,131
                                                                              ----------    ----------
                                                                               5,544,419     5,260,052
  Less current maturities ................................................       139,132       861,731
                                                                              ----------    ----------
                                                                              $5,405,287    $4,398,321
                                                                              ==========    ==========

-------------------
(a) The terms of these notes were modified in 1999 and are being accounted for as a troubled debt restructuring. The notes were originally due in May 1999 and carried an interest rate of 7.75 percent or prime plus 2 percent. Under the restructuring, the holders agreed to extend the notes to May 2000, with a stated interest rate of 1 percent, at which time the rate increases to
     5.18 percent. The Company recognizes interest expense on these notes using the interest method, which results in constant effective interest rates of
     3.975 to 4.182 percent over the terms of the notes. In addition, the various note holders

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

NOTE 5. NOTES PAYABLE AND LONG-TERM DEBT (CONTINUED)

     were granted four-year warrants to purchase 271,176 shares of common stock at a price of $1 per share. The portion of the loan amount ascribed to the warrants was $74,000, as determined using the Black-Scholes option pricing model. The carrying balance of the notes has been discounted for the value ascribed to the warrants. No gain or loss was recognized from the restructuring.

(b) The terms of these notes were modified in 1999 and are being accounted for as a troubled debt restructuring. The notes were originally due in May 1999 and carried an interest rate of prime plus 2 percent.

(c) On February 29, 2000, the Board of Directors approved the conversion of these notes to 180,000 shares of common stock. The conversion rate is in excess of the fair market value of stock at the time of conversion. As a result of this conversion, these notes have been classified as noncurrent and subsequent to December 31, 1999 will be converted to equity.

(d) On March 20, 2000, the chairman assumed this note and its related accrued interest. The Company will issue the chairman a one year convertible note payable which provides a right to conversion at the discretion of the holder into shares of the Company's common stock at $3.00 per share. The conversion rate is in excess of the fair market value at the time the rate was determined. This note has been classified as if the refinancing had occurred by December 31, 1999.

(e) In conjunction with (c) and (d) above, the Company extended the chairman's existing warrant five years to May 22, 2006, to purchase 240,000 shares of common stock at $20.00 per share. The value assigned to this extension was nominal using the Black-Scholes pricing model.

     On March 20, 2000, the Company entered into a new loan agreement with a bank for a term loan of $750,000 and a $700,000 revolving credit facility, both of which are co-signed by the chairman. The bank will receive a four year warrant to purchase 15,000 shares of common stock at $5.00 per share. In exchange for his personal obligation, the chairman will receive a warrant to purchase 80,000 shares of common stock at $3.125 per share. The warrant will expire March 1, 2004. The value ascribed to these warrants will be determined using the Black-Scholes option pricing model and amortized over the term of the debt as a financing cost.

     Approximate maturities of long-term debt, excluding debt subsequently converted to equity, at December 31, 1999, are as follows:

--------------------------------------------------------------------------------
Years ending December 31:
  2000 ...........................................................    $  139,000
  2001 ...........................................................       819,000
  2002 ...........................................................     4,136,000
                                                                      ----------
                                                                      $5,094,000
                                                                      ==========

     Interest expense related to the borrowings with the chairman, the company affiliated with the chairman, and other directors charged to operations during 1999 and 1998 was $179,016 and $220,963, respectively.

NOTE 6. COMMON AND PREFERRED STOCK

     COMMON STOCK: On January 6, 1999, the Company reduced the number of common shares outstanding in a 1-for-10 reverse stock split. In addition, the Company amended its Articles of Incorporation to increase the number of shares authorized to 15,000,000 and the par value to $0.10 per share. All share and per-share amounts presented have been retroactively adjusted to reflect the reverse split.

     PREFERRED STOCK: At December 31, 1999 and 1998, there were 2,000,000 shares of the Company's 9 percent convertible, cumulative, nonvoting, $1 par value preferred stock authorized, with no shares outstanding.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

NOTE 7. STOCK OPTIONS AND WARRANTS

     EMPLOYEE GRANTS: The Company regularly grants options to its employees under various plans as described below. As permitted under generally accepted accounting principles, these grants are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, compensation cost has been recognized for those grants whose exercise price is less than the fair market value of the stock on the date of grant. There was no compensation expense recorded for employee grants for the years ended December 31, 1999 and 1998.

     NONEMPLOYEE GRANTS: The Company also grants options and warrants to nonemployees for goods and services and in conjunction with certain agreements. These grants are accounted for under FASB Statement No. 123 based on the grant date fair values.

     Had compensation cost for all of the stock-based compensation grants and warrants issued been determined based on the fair values at the grant date for awards in 1999 and 1998 consistent with the provisions of Statement No. 123, the Company's net loss and net loss per basic and diluted common share would have been as indicated below.

                                                                               DECEMBER 31
                                                                       ----------------------------
                                                                          1999             1998
---------------------------------------------------------------------------------------------------
Net loss, as reported ............................................     $ (141,629)      $(3,042,230)
Net loss, pro forma ..............................................       (292,049)       (3,228,115)
Basic and diluted net loss per common share, as reported .........          (0.12)            (2.69)
Basic and diluted net loss per common share, pro forma ...........          (0.25)            (2.86)

     The above pro forma effects on net loss and net loss per basic and diluted common share are not likely to be representative of the effects on reported net loss or net loss per common share for future years because options vest over several years and additional awards generally are made each year.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1999 and 1998:

                                                                               DECEMBER 31
                                                                       ----------------------------
                                                                          1999             1998
---------------------------------------------------------------------------------------------------
Volatility .......................................................       24.5%            133.0%
Risk-free interest rate ..........................................        6.2%              6.0%
Expected life (years) ............................................          4                 2
Expected dividend yield ..........................................       NONE              None

     INCENTIVE STOCK OPTION PLAN: An Incentive Stock Option Plan (ISOP) was approved on March 31, 1990, and 50,000 shares of common stock were reserved for issuance. The ISOP allows the Company to grant options to purchase shares of common stock with a maximum term of 10 years and an exercise price not less than the market price on the date of grant. Unless otherwise provided by the Board or committee granting the option, the options vest in one-quarter increments over four years on each of the anniversary dates of the grant. If any of the options granted under the plan expire or are terminated prior to being exercised in full, then the unexercised portion of such options will once again be available for additional option grants. No options may be granted under the ISOP after April 1, 2000. At December 31, 1999, no options are outstanding, and 50,000 options are available for grant.

     NONQUALIFIED STOCK OPTION PLAN: On April 1, 1994, the Company adopted the 1994 Nonqualified Stock Option Plan (1994 Plan). The 1994 Plan allows the Company to grant options to purchase up

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

NOTE 7. STOCK OPTIONS AND WARRANTS (CONTINUED)

to 150,000 shares of common stock that have a maximum term of 10 years. The exercise price and vesting requirements are determined on the date of grant by the granting committee. No options may be granted under the 1994 Plan after March 31, 2004. As of December 31, 1999, 43,896 options have been granted and outstanding, with 106,104 options available for grant.

     1996 STOCK OPTION PLAN: On October 29, 1996, the Company's stockholders approved the WTC Industries, Inc. 1996 Stock Option Plan (1996 Plan), and 50,000 shares of common stock were reserved for issuance. The 1996 Plan allows the Company to grant both incentive stock options and nonqualified stock options and restricted stock awards. Incentive stock options have a maximum term of 10 years, and the exercise price may not be less than the market price on the date of grant. The exercise price of any nonqualified stock options granted may be no less than 85 percent of the market price on the date of grant. Any vesting requirement will be determined on the date of grant by the granting committee. No incentive stock options may be granted after September 24, 2006. If any of the options granted under the plan expire or are terminated prior to being exercised in full, then the unexercised portion of such options will once again be available for additional option grants. At December 31, 1999, 346,600 options are outstanding. In 1999 the Board of Directors increased the shares of common stock available for distribution to 500,000.

     In addition, outside directors of the Company are entitled to receive annual grants of nonqualified stock options to purchase $1,000 worth of common stock at the market value on the date of grant, but in no event more than 500 shares per outside director per grant. These options vest and become exercisable immediately and shall terminate five years after the date of grant or, if earlier, one year after the outside director ceases to be a member of the Board of Directors.

     OTHER OPTIONS: At December 31, 1999 and 1998, the Company had options outstanding to an unrelated party to purchase 3,000 shares of common stock at exercise prices of $15.00 to $25.00. The options are currently exercisable and will expire in 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

NOTE 7. STOCK OPTIONS AND WARRANTS (CONTINUED)

     A summary of the stock option transactions under these plans during the two-year period ended December 31, 1999, is as follows:

                                                                                                 WEIGHTED-
                                                  1994         1996                               AVERAGE
                                      ISOP        PLAN         PLAN         OTHER      TOTAL   EXERCISE PRICE
-------------------------------------------------------------------------------------------------------------
Options outstanding at
 December 31, 1997 ............          --      35,044       49,056        3,000      87,100     $  11.49
  Granted (weighted-average
   fair value $0.41) ..........          --      14,200       34,040           --      48,240         5.96
  Canceled ....................          --        (348)      (2,496)          --      (2,844)       14.49
                                  ---------------------------------------------------------------------------
  Options outstanding at
   December 31, 1998 ..........          --      48,896       80,600        3,000     132,496         9.41
  Granted (weighted-average
   fair value $0.35) ..........          --          --      266,000           --     266,000         1.19
  Canceled ....................          --      (5,000)      (7,740)          --     (12,740)        6.58
                                  ---------------------------------------------------------------------------
Options outstanding at
 December 31, 1999 ............          --      43,896      338,860        3,000     385,756     $   3.85
                                  ===========================================================================
Options exercisable at
 December 31, 1998 ............          --      48,896       33,977        3,000      85,873     $   8.96
Options exercisable at
 December 31, 1999 ............          --      43,896      147,741        3,000     194,637     $   5.43

     Options outstanding and exercisable by price range as of December 31, 1999, are as follows:

                                                 AVERAGE       WEIGHTED-                     WEIGHTED-
                                                REMAINING       AVERAGE                       AVERAGE
                                 NUMBER        CONTRACTUAL      EXERCISE       NUMBER        EXERCISE
RANGE OF EXERCISE PRICES      OUTSTANDING     LIFE - YEARS       PRICE       EXERCISABLE       PRICE
------------------------------------------------------------------------------------------------------
$ 1.06 - $ 1.90                 240,000            7.5         $  1.07         94,334       $  1.07
$ 2.25                           25,000            7.6            2.25          1.000          2.25
$ 3.13                           12,200            1.3            3.13         12,200          3.13
$ 5.00                            3,000            1.2            5.00          3,000          5.00
$ 7.50                           30,000            5.6            7.50         20,000          7.50
$10.00                           34,000            4.3           10.00         34,000         10.00
$12.50                           36,860            4.3           12.50         25,407         12.50
$15.00 - $17.50                   3,000            2.4           15.83          3,000         15.83
$25.00 - $28.75                   1,696            2.5           26.54          1,696         26.54
                                -------                                       -------
                                385,756                                       194,637
                                =======                                       =======

     STOCK WARRANTS: The Company has an outstanding warrant to purchase 240,000 shares of common stock at an exercise price of $20.00 per share on or before May 22, 2001. On February 29, 2000, the expiration date of this warrant was extended to March 22, 2006 (see Note 5).

     Also the warrants issued with debt (see Note 5) to purchase 271,176 shares of common stock at an exercise price of $1.00 on or before June 30, 2002, were outstanding at December 31, 1999.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

NOTE 7. STOCK OPTIONS AND WARRANTS (CONTINUED)

     A summary of stock warrant transactions during the two-year period ended December 31, 1999, is as follows:

                                                                                        WEIGHTED-
                                                                      NUMBER OF     AVERAGE EXERCISE
                                                                        SHARES      PRICE PER SHARE
----------------------------------------------------------------------------------------------------
Warrants outstanding and exercisable at December 31, 1997 and 1998     240,000          $  20.00
  Issued in 1999 ..................................................    271,176              1.00
                                                                       -------
Warrants outstanding and exercisable at December 31, 1999 .........    511,176              9.92
                                                                       =======

NOTE 8. INCOME TAXES

     No provision for income taxes has been recorded for the years ended December 31, 1999 and 1998, as the Company incurred losses, and it is uncertain whether the Company will realize any benefit from these losses.

     The Company has a federal net operating loss (NOL) carryforward of approximately $15,890,000 at December 31, 1999. Utilization of approximately $5,676,000 of the NOL carryforward is limited to approximately $29,000 per year through 2009 ($290,000 in aggregate) based on an Internal Revenue Code limitation, as prescribed by Section 382, imposed as a result of a change in controlling interest in the Company in 1994. The use of the NOL carryforward may be further limited by ownership changes occurring subsequent to December 31, 1994.

     The NOL carryforward has the following expiration dates:

--------------------------------------------------------------------------------
     2000 ........................................................   $    19,000
     2001 ........................................................        24,000
     2002 ........................................................       138,000
     2003 ........................................................       138,000
     2004 ........................................................       481,000
     2005 ........................................................       209,000
     2007 ........................................................     1,046,000
     2008 ........................................................     1,450,000
     2009 ........................................................     2,170,000
     2010 ........................................................     2,545,000
     2011 ........................................................     3,287,000
     2012 ........................................................     1,510,000
     2018 ........................................................     2,559,000
     2019 ........................................................       314,000
                                                                     -----------
                                                                     $15,890,000
                                                                     ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

NOTE 8. INCOME TAXES (CONTINUED)

     A summary of the Company's deferred taxes at December 31 is as follows:

                                                       1999             1998
-------------------------------------------------------------------------------
Assets:
  Inventory obsolescence reserve ..............    $   296,000      $   371,000
  Loss on minimum purchase commitment .........        207,000          207,000
  Allowance for doubtful accounts .............          4,000            4,000
  Warranty reserve ............................         20,000           24,000
  Compensation and employee benefits ..........          7,000            7,000
  NOL carryforwards ...........................      4,201,000        3,900,000
                                                   -----------      -----------
                                                     4,735,000        4,513,000

  Less valuation reserve ......................     (4,735,000)      (4,513,000)
                                                   -----------      -----------
                                                   $        --      $        --
                                                   ===========      ===========

NOTE 9. RELATED-PARTY TRANSACTIONS

     Tapemark Company (Tapemark), of West St. Paul, Minnesota, provides labels for the Company's products. The Company's chairman and largest stockholder is the CEO and chairman of the Board for Tapemark. During the years ended December 31, 1999 and 1998, the Company paid Tapemark a total of $60,700 and $76,900, respectively, for these services.

     The Company also leases manufacturing and office space from Tapemark under a two-year noncancelable lease. The Company will make no payments to Tapemark for general utilities, pro rata taxes, and special assessments. In lieu of cash payments for rent, the Company issued 23,333 shares of common stock at its fair market value of $17,499 to Tapemark. In 2000, the Company will issue an additional 23,334 shares of common stock for that year's rent.

     Under the lease in effect in 1998, the Company issued options to purchase 11,200 shares of common stock at an exercise price of $3.125 to Tapemark in lieu of cash payments for rent. The options are immediately exercisable with an expiration date of December 31, 2000.

NOTE 10. ENTERPRISE-WIDE AND MAJOR CUSTOMER DISCLOSURES

     The Company sells its products worldwide through direct sales and various distributor agreements. Net sales by geographic area for the years ended December 31, 1999 and 1998, were approximately as follows:

                                                         1999            1998
--------------------------------------------------------------------------------
Domestic sales ...................................    $4,321,000      $2,425,000
Foreign sales:
  Europe/Africa/Middle East ......................       414,000         846,000
  Asia ...........................................       115,000         302,000
  Other ..........................................       292,000         213,000
                                                      ----------      ----------
Net sales ........................................    $5,142,000      $3,786,000
                                                      ==========      ==========

     The Company has one customer that accounted for 70 and 53 percent of net sales in 1999 and 1998, respectively. Accounts receivable from this customer were approximately $440,000 at December 31, 1999.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

NOTE 11. COMMITMENTS AND CONTINGENCIES

     OPERATING LEASES: The Company leases office, manufacturing, and warehouse space, and certain office equipment under both cancelable and noncancelable operating leases expiring at various times through 2004. Future minimum lease payments for the next five years range from $3,000 up to $18,000 per year, excluding allocable operating costs, due under these operating leases.

     Rent expense under all operating leases was approximately $72,000 and $112,000 for the years ended December 31, 1999 and 1998, respectively.

     MINIMUM PURCHASE COMMITMENT: Effective June 15, 1997, the Company entered into a five-year requirement contract under which the Company agreed to purchase all of its cyst filters required for certain of its products. The Company agreed to purchase a minimum of $172,000 of filters per year throughout the term of the agreement. The Company's performance under the contract is personally guaranteed by the Company's chairman up to $100,000. The Company has accrued the estimated commitment, not likely to be fulfilled. At December 31, 1999 and 1998, minimum purchase commitments of $517,500 were accrued, of which $225,100 and $172,500 were included in current liabilities, respectively.

     ARRANGEMENT WITH SUPPLIER: The Company utilizes the services of an independent contractor to manufacture iodinated resins which are incorporated into some of the Company's products. Certain techniques used to manufacture the iodinated resins were developed by and are the property of the supplier. Under the terms of an agreement, the Company has agreed that if it elects to buy iodinated resin from an outside vendor, it will buy iodinated resin only from this supplier. The supplier has agreed to sell iodinated resin only to the Company and one other party. The other party does not compete with the Company in any of its product applications.

     LICENSE AGREEMENT: The Company has an exclusive license from KSURF to commercialize iodinated resin processes developed by KSU scientists and patented in the U.S. and certain foreign countries. The Company's license is exclusive except for KSU's right to conduct scientific research. The Company pays a royalty on annual sales of certain products equal to 3 percent of the first $1,000,000 of net sales and 2 percent of the excess, due quarterly, subject to a minimum annual royalty. The license agreement will expire on or before the final expiration date of the last patent or patent application contained in the patent rights. The Company is also obligated to pay KSURF 40 percent of any royalties or payments received for sublicensing the patent rights contained in the license agreement.

     In May and July 1998, the Company amended this license agreement to reduce the minimum annual royalty from $75,000 to $25,000 for the remainder of the license agreement. In consideration, the Company issued 42,500 shares of its common stock to KSURF, valued at $350,000 based upon the quoted market price of unrestricted common stock discounted for lack of marketability. Due to the uncertainty of the future realization of its value, the Company wrote off this prepaid royalty in 1998. Royalty expenses were $25,000 for the years ended December 31, 1999 and 1998.

NOTE 12. RETIREMENT PLAN

     Effective January 1, 1999, the Company adopted a salary savings plan that covers all eligible employees. Under the terms of the plan, eligible employees of the Company are permitted to make voluntary contributions up to the maximum allowed under Internal Revenue Service regulations. Employer contributions may be made to the plan at the discretion of the Company's Board of Directors. No discretionary contributions were made to the plan for 1999.

INDEPENDENT AUDITOR'S REPORT
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

                          INDEPENDENT AUDITOR'S REPORT




To the Board of Directors and Stockholders
WTC Industries, Inc. and Subsidiary
West St. Paul, Minnesota

     We have audited the accompanying consolidated balance sheets of WTC Industries, Inc. and Subsidiary (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's recurring losses from operations, deficiency in working capital, and stockholders' deficit raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ McGladrey & Pullen, LLP



Minneapolis, Minnesota
January 20, 2000, except for Note 5, as to which the date is March 20, 2000

CORPORATE AND SHAREHOLDER INFORMATION
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

CORPORATE HEADQUARTERS                          DIRECTORS
WTC Industries, Inc.                            Robert C. Klas, Sr.
150 Marie Avenue East                           Chairman of the Board
West Saint Paul, Minnesota                      Tapemark Company
651-554-3140

                                                Biloine W. Young
CORPORATE COUNSEL                               Writer
Lindquist & Vennum PLLP
Minneapolis, Minnesota
                                                John A. Clymer
                                                Managing Director
INDEPENDENT AUDITORS                            Resource Companies, Inc.
McGladrey & Pullen, LLP
Minneapolis, Minnesota
                                                Ronald A. Mitsch
                                                Vice Chairman (Retired)
TRANSFER AGENT                                  3M Company
Norwest Bank Minnesota, N.A.
161 North Concord Exchange
P.O. Box 738                                    Robert C. Klas, Jr.
South Saint Paul, Minnesota 55075               President
(800) 468-9716                                  Tapemark Company


FORM 10-KSB                                     EXECUTIVE OFFICERS
A copy of the WTC Industries, Inc. Form         Robert C. Klas, Sr.
10-KSB as filed with the Securities and         Chief Executive Officer
Exchange Commission will be sent to any
shareholder, without charge, upon written
request to Mr. Gregory P. Jensen, WTC           Gregory P. Jensen
Industries, Inc., 150 Marie Avenue East,        Chief Financial Officer
West Saint Paul, Minnesota 55118-4002.          Secretary and Treasurer


ANNUAL MEETING OF SHAREHOLDERS                  James J. Carbonari
The Annual Meeting of Shareholders of WTC       President
Industries, Inc. will be held at 2:00 pm        PentaPure Incorporated
on May 2, 2000 at Southview Country Club,
239 East Mendota Road, West Saint Paul,
Minnesota.                                      David M. Botts
                                                Vice President
                                                PentaPure Incorporated