Form 10KSB40, Exhibit 13
period 2000-12-31
WTC INDUSTRIES INC
filed 2001-03-30
CIK 877542

Exhibit 13.1


LETTER TO SHAREHOLDERS....

This year, WTC Industries, Inc. has completed its metamorphosis from a low volume, made-to-order business to a high volume, high quality manufacturing operation. Revenues increased 46% to $7,495,240. New customer sales from new products accounted for 26% of total net sales. During the year, the Company increased its production capacity as a result of new, innovative manufacturing automation and quality systems. In addition, we've significantly improved our new product development capabilities that will increase the Company's ability to provide high-value added products to new customers and markets. As a result of these efforts, we have positioned the Company to achieve its sales and profit objectives for future years.

OEM PARTNERSHIPS

In March 2000, General Electric Appliance Division selected the Company to be the exclusive supplier of water filtration systems for its 2001 model-year refrigerators. General Electric's decision was based on our product design capability and our ability to integrate different filtration technologies into a superior performing water filtration system. The Company is now in full production with GE's filtration system and replacement filters.

Since 1998, the Company has been the exclusive supplier of water filtration systems for Amana Appliances, Inc. In conjunction with Amana's new refrigerator design for 2001, the Company developed a new style of water filtration system that enhances the appearance and performance of the water system in the refrigerator. The Company expects to begin shipments in May 2001.

During 2000, the Company continued to develop and expand existing OEM partnerships that utilize the PentaPure(R) iodinated resin technology. These new relationships have increased sales both to the outdoor recreation market in the U.S. and the purification market in European countries. In addition, the Company is working to develop partnerships with international companies with strong brand name recognition and distribution networks to increase sales of iodinated resin products.

NEW PRODUCT DEVELOPMENT AND TECHNOLOGY

The Company is becoming a major player in the field of water disinfection and filtration technology integration. Our experienced team of professionals in the areas of water treatment, design engineering, manufacturing, and regulatory approvals are able to provide our customers with cost effective, value-added solutions for their specialized needs.

During 2000, we made a significant investment in new product development for the OEM market. New product sales accounted for 26% of total net sales. In addition, improvements in new product design capabilities will enable us to introduce new products to new customers and markets with shorter lead times. We believe this investment will have a significant impact on future revenues and profitability.

Management is actively involved with various regulatory committees in the water treatment industry to establish EPA performance guidelines for microbiological water purification systems in the United States. Once regulatory issues are resolved, the Company plans to significantly invest in the development and engineering of its PentaPure(R) technology for the U.S. market.

THE FUTURE

In 2001 and beyond, we anticipate significant revenue growth due to the expanding OEM market and the large aftermarket potential for the Company's proprietary refrigerator replacement cartridges. We expect that Management's commitment to strengthening manufacturing operations through automation and quality programs, combined with a renewed focus on cost reduction programs, will improve the Company's overall financial performance.

We believe we have positioned the Company for accelerated growth in the coming years and are looking toward the future with renewed enthusiasm and confidence. We recently moved into a new facility consisting of 35,000 square feet of office and production space that will enable us to better serve our customers.

Finally, we appreciate the continuing support of our investors and employees as we implement our strategy for growth, profitability and increased shareholder value.





Robert C. Klas, Sr.
Chairman of the Board and Chief Executive Officer

                       MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW

GOING CONCERN. The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred net losses of $920,407 and $141,629, and has used cash to finance operating activities of $741,262 and $109,173 for the years ended December 31, 2000 and 1999, respectively. In addition, as of December 31, 2000, the Company had a deficiency in working capital of $1,261,128, an accumulated deficit of $18,390,646, and a stockholders' deficit of $5,569,645.

These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time. The Company's working capital requirements for 2000 included the restructuring of existing notes payable with the respective parties and additional loans of $2,225,000 from the bank. Management's plans for the Company to continue as a going concern include,
(a) increasing sales to the appliance water filtration market, (b) continuing research and development efforts for both new appliance filter and disinfection technology products, and (c) continuing to improve the Company's production processes and quality controls to increase gross profit margins. There is no assurance that management's plans can be successfully accomplished.

On December 28, 2000, the Company entered into an additional lending arrangement with its chairman totaling $1,250,000 for future working capital needs. In addition, the Company, on February 21, 2001, renewed its revolving line of credit of $1,400,000 with the bank. Management believes that the Company's existing cash position, collection of accounts receivable and other available sources of liquidity are sufficient to meet current and anticipated requirements for the foreseeable future.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

NET SALES
The Company had record net sales of $7,495,240 in 2000, an increase of 46% from net sales of $5,141,913 in 1999.

The increase in net sales was primarily due to increased sales to the OEM appliance market. Domestic sales increased 54% in 2000. Domestic sales were $6,655,000, or 89% of total net sales in 2000, compared to $4,321,000 or 84% in 1999. Sales to one OEM appliance customer accounted for 51% and 70% of the Company's net sales in 2000 and 1999, respectively. Sales to a second OEM appliance customer, who was a new customer in 2000, accounted for 26% of the Company's total net sales in 2000. The Company anticipates significant revenue growth in the OEM appliance market for the foreseeable future.

International sales were $840,000 or 11% of total net sales in 2000, compared to $821,000 or 16% in 1999. International sales continue to remain at current levels primarily due to the strong U.S dollar. Foreign currency exchange rate fluctuations have had an impact on the demand for the Company's products in Asian and Eastern Europe markets. The Company anticipates this trend to continue into the year 2001.

GROSS PROFIT (LOSS)
The Company's gross profit increased $350,563 to $2,017,505 in 2000 from a gross profit of $1,666,942 in 1999. Gross profit as a percentage of net sales decreased to 26.9% in 2000 from 32.4% in 1999. The reason for the decrease in gross profit margin, as a percentage of net sales, is primarily attributed to additional costs incurred to provide a new customer an adapter and a filter that would retrofit their existing refrigerator water filtration systems. As a result of these expenditures, the Company has increased its after-market potential for replacement filters.

A strong U.S. dollar prevailing throughout much of 2000 reduced the Company's gross margin on international sales. The strong U.S. dollar limits the Company's ability to raise prices to its foreign customers even when the cost to produce the products have increased. The Company is presently looking at different options to reduce both labor and materials costs to improve margins on its international sales.

OPERATING EXPENSES
Selling, general and administrative expenses increased $413,425 in 2000, an increase of 34.2% from 1999. Selling expenses were $689,715 or 9.2% of net sales in 2000 compared to $542,950 or 10.6% of net sales in 1999. The increase in selling expenses was primarily due to higher sales commissions, sales literature, advertising, and travel expenses. Administrative expenses were $933,365 or 12.5% of net sales in 2000 compared to $666,705 or 13.0% of net sales in 1999. The increase in administrative expenses was primarily due to higher personnel costs and fees for professional services.

Research, development and engineering expenses increased $637,431 to $920,594 or 12.3% of net sales in 2000, versus $283,163 or 5.5% in 1999. The increase in spending is primarily due to new product development for the domestic OEM market. The Company anticipates a significant increase in future revenues as a result of these expenditures. The Company plans to continue to invest heavily in new product development for both appliance and disinfection markets.

INCOME (LOSS) FROM OPERATIONS
As a result of the above, loss from operations was $526,169 or 7.0% of total net sales in 2000 as compared to income from operations of $174,124 or 3.4% in 1999.

INTEREST EXPENSE
Interest expense was $357,205 or 4.8% of net sales in 2000, compared to $305,736 or 5.9% of net sales in 1999.

INCOME TAXES
No provision for income taxes as been recorded for 2000 and 1999. At December 31, 2000, the Company has a federal net operating loss (NOL) carryforward of approximately $16,941,000. It is uncertain if the Company will realize any benefit from the NOL.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2000, the Company had a working capital deficit (total current liabilities in excess of total current assets) of $1,261,128, compared with a working capital deficit of $215,917 as of December 31, 1999. The increase in the working capital deficit is principally due to the current maturities of bank loans that mature May 2002 and the addition of new loans with both the chairman and the bank that mature April 1, 2001. On February 21, 2001, the Company renewed these notes totaling $1,350,000 until May 2002.

During 2000, cash increased $83,628 due to cash provided by financing activities of $2,200,444, offset by cash used in operations of $741,262 and cash used in investing activities of $1,375,554. Significant cash uses by operations included the net loss and increases in accounts receivable of $489,444 and inventory of $518,427, partially offset by an increase in current liabilities of $873,019 and a decrease in current and other assets of $34,250. Net cash used in investing activities consisted of purchases of property and equipment of $1,403,461, offset by proceeds from sale of equipment of $27,907. Net cash provided by financing activities resulted from proceeds from bank for $2,225,000, issuance of common stock for $257,500 and the payment of $15,000 on an officer note receivable, partially offset by payments on long-term debt of $297,056.

During 1999, cash decreased $14,218 due to cash used in operations of $109,173 and cash used in investing activities of $243,095, offset by cash provided by financing activities of $338,050. Significant cash uses by operations included the net loss and increases in accounts receivable of $315,459 and other current assets of $40,794, partially offset by an increase in current liabilities of $173,153 and a decrease in inventory of $74,010. Net cash used in investing activities consisted of purchases of property and equipment of $229,186, offset by proceeds from sale of equipment of $1,091. Net cash provided by financing activities resulted from notes payable of $400,000 from the chairman, partially offset by payments on long-term debt of $61,950 and an increase in an officer receivable of $15,000.

On March 29, 2000, Mr. Klas assumed the Company's indebtedness of $750,000 to its bank and the Company issued Mr. Klas a convertible promissory note in the amount of the indebtedness. The promissory note matures on April 1, 2001 and provides a right to convert the indebtedness to shares of Company common stock, at the discretion of the holder of the note, at a conversion price of $3.00 per share. In addition, Mr. Klas agreed to co-sign a new credit agreement with the bank under which the bank extended the Company a new term loan of $750,000 and a new revolving credit facility of $700,000. In consideration, the Company issued to Mr. Klas a new stock warrant to purchase 80,000 shares of the Company's common stock for an exercise price of $3.125 per share on or before March 28, 2004. On February 21, 2001, the Company renewed the promissory note with Mr. Klas with substantially the same terms except the renewed promissory note no longer provides a conversion feature to purchase the Company's common stock. The promissory note matures on May 1, 2002.

On September 29, 2000, the Company obtained a second bank term loan of $750,000 and increased the revolving credit facility from $700,000 to $1,400,000. Advances outstanding on the revolving line of credit were $600,000 at December 31, 2000. On February 21, 2001 the bank renewed the revolving line with a maturity date of May 1, 2002.

The Company has borrowed certain sums from Mr. Klas and Tapemark for working capital purposes. At December 31, 1998, the Company had borrowings from Mr. Klas totaling $2,300,000 with accrued interest of $198,807, and from Tapemark totaling $500,000 with accrued interest of $53,114. All borrowings from Mr. Klas and Tapemark were evidenced by demand promissory notes.

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

The Company extended the expiration date to May 22, 2006, of an existing warrant held by Mr. Klas (issued in 1996) to purchase 240,000 shares of Company common stock at an exercise price of $20.00 per share.

The Company has an agreement with a supplier that expires in June 2002 under which the Company is obligated to purchase a minimum of $172,500 annually of its cyst filter requirements for certain of its products. Through December 31, 2000, the Company has paid a total of $246,000 of its total estimated contract obligation of $862,500. During 2001, the Company anticipates it will pay approximately $443,500, which represents the remaining obligation for 1999, 2000 and 2001. Failure of the Company to perform under this agreement could have a significant negative impact on the Company's financial resources.

The Company estimates that during 2001 it will have working capital needs of approximately $750,000 to fund its operations and continue revenue growth in the domestic OEM market and an additional $500,000 to fund capital expenditures needs for equipment and tooling.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". SAB No. 101 summarizes some of the staff's interpretation of the application of the generally accepted accounting principles to revenue recognition. The Company has adopted SAB No. 101. Management believes the adoption of SAB No. 101 has had no significant effect on its consolidated financial statements. The Company recognizes revenue upon shipment of the product.

FOREIGN CURRENCY EFFECTS

Foreign currency exchange rate fluctuations have had an impact on the demand for the Company's products in Asian and Eastern Europe markets. The Company anticipates this trend to continue into the year 2001.

EFFECTS OF INFLATION

The Company believes that during 2000 and 1999 inflation did not have a material impact on the Company's business.

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

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2000 AND 1999

ASSETS (NOTE 5)                                                         2000            1999
-------------------------------------------------------------------------------------------------
Current Assets
 Cash                                                              $     94,671     $     11,043
 Accounts receivable, net of allowance for doubtful accounts of
  approximately $9,000 (Note 10)                                      1,022,618          533,174
 Inventories, net of obsolescence reserve of approximately
  $533,000 and $739,000, respectively (Note 3)                          874,523          356,096
 Prepaid expenses and other                                              59,250           43,950
                                                                  -------------------------------
     TOTAL CURRENT ASSETS                                             2,051,062          944,263

Property and Equipment, at cost, net (Note 4)                         1,489,118          325,340
Other Assets                                                            120,976            5,191
                                                                  -------------------------------
                                                                   $  3,661,156     $  1,274,794
                                                                  ===============================

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
 Note payable to bank (Note 5)                                     $    600,000     $         --
 Current maturities of long-term debt (Note 5)                          525,723          139,132
 Accounts payable                                                       936,814          486,737
 Accrued interest payable                                               281,022          157,552
 Accrued expenses (Note 11)                                             736,376          376,759
 Customer deposits                                                      232,255               --
                                                                  -------------------------------
     TOTAL CURRENT LIABILITIES                                        3,312,190        1,160,180
                                                                  -------------------------------

Long-Term Liabilities
 Accrued minimum purchase commitments (Note 11)                              --          292,400
 Long-term debt, net of current maturities (Note 5)                   5,918,611        5,405,287
                                                                  -------------------------------
                                                                      5,918,611        5,697,687
                                                                  -------------------------------

Commitments and Contingencies (Notes 11 and 12)

Stockholders' Deficit (Notes 5, 6, 7, 9, and 11)
 Preferred stock                                                             --               --
 Common stock, $0.10 par value; 15,000,000 shares authorized;
  1,480,198 and 1,169,364 shares issued and outstanding in
  2000 and 1999, respectively                                           148,020          116,936
Additional paid-in capital                                           12,687,981       11,800,230
Officer receivable                                                      (15,000)         (30,000)
Accumulated deficit                                                 (18,390,646)     (17,470,239)
                                                                  -------------------------------
                                                                     (5,569,645)      (5,583,073)
                                                                  -------------------------------
                                                                   $  3,661,156     $  1,274,794
                                                                  ===============================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                2000             1999
-----------------------------------------------------------------------------------------
Net sales (Note 10)                                        $  7,495,240     $  5,141,913
Cost of goods sold                                            5,477,735        3,474,971
                                                          -------------------------------
     GROSS PROFIT                                             2,017,505        1,666,942
                                                          -------------------------------

Operating expenses:
 Selling, general, and administrative                         1,623,080        1,209,655
 Research and development                                       920,594          283,163
                                                          -------------------------------
                                                              2,543,674        1,492,818
                                                          -------------------------------

     INCOME (LOSS) FROM OPERATIONS                             (526,169)         174,124
                                                          -------------------------------

Other expense:
 Interest expense (Note 5)                                      357,205          305,736
 Other                                                           37,033           10,017
                                                          -------------------------------
                                                                394,238          315,753
                                                          -------------------------------
     NET LOSS                                              $   (920,407)    $   (141,629)
                                                          ===============================
Net loss per basic and diluted common share                $      (0.65)    $      (0.12)
                                                          ===============================

Weighted-average number of common shares
 outstanding--basic and diluted                               1,426,784        1,165,593
                                                          ===============================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
YEARS ENDED DECEMBER 31, 2000 AND 1999

                                             Common Stock            Additional                                        Total
                                     ----------------------------     Paid-In         Officer       Accumulated    Stockholders'
                                          Shares         Amount       Capital        Receivable       Deficit         Deficit
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998             1,146,031   $    114,603   $ 11,711,064   $    (15,000)   $(17,328,610)   $ (5,517,943)
 Issuance of common stock for
  payment of rent (Note 9)                  23,333          2,333         15,166             --              --          17,499
 Issuance of warrants in debt
  restructuring (Note 5)                        --             --         74,000             --              --          74,000
 Note receivable from officer                   --             --             --        (15,000)             --         (15,000)
 Net loss                                       --             --             --             --        (141,629)       (141,629)
                                     -------------------------------------------------------------------------------------------
Balance at December 31, 1999             1,169,364        116,936     11,800,230        (30,000)    (17,470,239)     (5,583,073)
 Issuance of common stock for
  payment of rent (Note 9)                  23,334          2,334         32,666             --              --          35,000
 Issuance of common stock in debt
  refinancing (Note 5)                     180,000         18,000        432,000             --              --         450,000
 Issuance of common stock                  107,500         10,750        246,750             --              --         257,500
 Issuance of options for payment of
  consulting services                           --             --         11,000             --              --          11,000
 Issuance of warrants for payment
  of rent guarantee (Note 11)                   --             --        122,567             --              --         122,567
 Issuance of warrants in debt
  refinancing (Note 5)                          --             --         42,768             --              --          42,768
 Note receivable from officer                   --             --             --         15,000              --          15,000
 Net loss                                       --             --             --             --        (920,407)       (920,407)
                                     -------------------------------------------------------------------------------------------
Balance at December 31, 2000             1,480,198   $    148,020   $ 12,687,981   $    (15,000)   $(18,390,646)   $ (5,569,645)
                                     ===========================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                              2000            1999
------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
 Net loss                                                                 $  (920,407)    $  (141,629)
 Adjustments to reconcile net loss to net cash
   used in operating activities:
  Depreciation and amortization                                               174,753         104,821
  Rent paid with common stock                                                  35,000          17,499
  (Gain) loss on sale of property and equipment                                37,023          (1,091)
  Noncash consulting services                                                  11,000              --
  Accretion of long-term debt discount                                         21,971          20,317
  Changes in operating assets and liabilities:
   Accounts receivable                                                       (489,444)       (315,459)
   Inventories                                                               (518,427)         74,010
   Current and other assets                                                    34,250         (40,794)
   Accounts payable                                                           450,077          27,275
   Other accrued liabilities                                                  422,942         145,878
                                                                         -----------------------------
     NET CASH USED IN OPERATING ACTIVITIES                                   (741,262)       (109,173)
                                                                         -----------------------------

Cash Flows From Investing Activities
 Purchases of property and equipment                                       (1,403,461)       (229,186)
 Proceeds from sale of property and equipment                                  27,907           1,091
                                                                         -----------------------------
     NET CASH USED IN INVESTING ACTIVITIES                                 (1,375,554)       (228,095)
                                                                         -----------------------------

Cash Flows From Financing Activities
 Net proceeds of note payable to bank                                         600,000              --
 Proceeds from long-term debt                                               1,625,000              --
 Proceeds from issuance of common stock                                       257,500              --
 Proceeds of loans from chairman                                                   --         400,000
 Collection of (increase in) note receivable
  from officer                                                                 15,000         (15,000)
 Payments on long-term debt                                                  (297,056)        (61,950)
                                                                         -----------------------------
     NET CASH PROVIDED BY FINANCING ACTIVITIES                              2,200,444         323,050
                                                                         -----------------------------

     NET INCREASE (DECREASE) IN CASH                                           83,628         (14,218)

Cash
 Beginning of year                                                             11,043          25,261
                                                                         -----------------------------
 End of year                                                              $    94,671     $    11,043
                                                                         =============================

Supplemental Disclosures of Cash Flow Information
 Cash paid during the year for interest                                   $   185,739     $   169,115
                                                                         =============================

Supplemental Disclosures of Noncash Investing and Financing Activities
 Warrants issued in debt restructuring (Note 5)                           $    42,768     $    74,000
 Warrants issued for payment of rent guarantee (Note 11)                      122,567              --
 Common stock issued in debt refinancing (Note 5)                             450,000              --
                                                                         =============================

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS: WTC Industries, Inc. (the Company) designs, manufactures, and markets water filtration and purification products for the potable water market. The potable water market includes residential, commercial, and food service. The Company's filtration products remove or reduce many undesirable contaminants found in water, including lead, chlorine, cryptosporidium, giardia, bad taste, and odor. In addition, the Company has a family of purification products that have the added benefit of devitalizing or removing bacteria, viruses, and parasites with the use of the Company's proprietary PentaPure(R) iodinated resin technology. The Company's customers include original equipment manufacturers based in the United States and also foreign customers or customers in the United States who ultimately resell the products to foreign customers (see Note 10). All of the Company's revenue is attributed to one operating segment.

A summary of the Company's significant accounting policies follows:

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of WTC Industries, Inc. and its wholly owned subsidiary, PentaPure Incorporated. Another wholly owned subsidiary, Water Pollution Control Systems, Inc., was merged into PentaPure Incorporated on September 7, 1999. All significant intercompany balances and transactions have been eliminated in consolidation.

REVENUE RECOGNITION: In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarizes some of the staff's interpretation of the application of the generally accepted accounting principles to revenue recognition. The Company has adopted SAB No. 101. Management believes the adoption of SAB No. 101 has had no significant effect on its consolidated financial statements. The Company recognizes revenue upon shipment of the product.

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

IMPAIRMENT OF LONG-LIVED ASSETS: The Company evaluates the carrying value of its long-lived assets on an ongoing basis, based on a number of factors, including operating results, business plans, budgets, and economic projections. In addition, the Company's evaluation considers nonfinancial data, such as continuity of personnel, changes in the operating environment, competitive information, market trends, and business relationships (see Note 11). In the event expected future cash flows was less than the carrying value, the Company would recognize an impairment loss. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets and intangibles. To date, management has determined that no impairment of long-lived assets exists.

CUSTOMER DEPOSITS: During 2000, the Company received deposits from certain customers for the construction and purchase of equipment and tooling to be used in the production of the customers' product.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS: The fair values of the Company's demand notes payable, note payable to bank, and long-term debt are estimated based on interest rates for the same or similar debt having the same or similar remaining maturities with similar risk and collateral requirements. The estimated fair value of notes payable and long-term debt was $6,710,000 and $5,051,000 as of December 31, 2000 and 1999, respectively.

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

BASIC AND DILUTED NET LOSS PER SHARE: Basic per-share amounts are computed, generally, by dividing net income or loss by the weighted-average number of common shares outstanding. Diluted per-share amounts assume the conversion, exercise, or issuance of all potential common stock instruments, unless their effect is antidilutive, thereby reducing the loss or increasing the income per common share.

The Company has granted options and warrants to purchase shares of common stock at various amounts per share (see Note 7). Those options and warrants were not included in the computation of diluted earnings per share because the Company incurred losses in both years. The inclusion of potential common shares in the calculation of diluted loss per share would have an antidilutive effect. Therefore, basic and diluted loss per share amounts are the same in each period presented.


NOTE 2. BASIS OF PRESENTATION

The consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred net losses of $920,407 and $141,629, and has used cash to finance operating activities of $741,262 and $109,173 for the years ended December 31, 2000 and 1999, respectively. In addition, as of December 31, 2000, the Company had a deficiency in working capital of $1,261,128, an accumulated deficit of $18,390,646, and a stockholders' deficit of $5,569,645.

These factors, among others, indicate that the Company may not be able to continue as a going concern for a reasonable period of time. The Company's working capital requirements for 2000 included the restructuring of outstanding notes payable with the respective parties and additional loans of $2,225,000 from the bank (see Note 5).

Management's plans to continue as a going concern include (a) increasing sales to the appliance water filtration market, (b) continuing research and development efforts for both new appliance filter and disinfection technology products, and (c) continuing to improve the Company's production processes and quality controls to increase gross profit margins. The Company remains dependent on financing from its chairman. There is no assurance that management's plans can be successfully accomplished.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2. BASIS OF PRESENTATION (CONTINUED)

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.


NOTE 3. INVENTORIES

Inventories, net of reserves, consisted of the following at December 31:

                                                    2000                 1999
--------------------------------------------------------------------------------
Raw materials                                    $  621,866          $  233,291
Work in process                                       5,604               5,849
Finished goods                                      247,053             116,956
                                                --------------------------------
                                                 $  874,523          $  356,096
                                                ================================


NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31:

                                                    2000                1999
--------------------------------------------------------------------------------
Office equipment                                 $  279,752          $  210,299
Machinery and equipment                           1,216,513             677,870
Leasehold improvements                               39,574                  --
Equipment and tooling in process                    828,044             137,183
                                                --------------------------------
                                                  2,363,883           1,025,352

Less accumulated depreciation                       874,765             700,012
                                                --------------------------------
                                                 $1,489,118          $  325,340
                                                ================================


NOTE 5. FINANCING

BANK NOTES PAYABLE: On March 29, 2000, the Company entered into a loan agreement with a bank for a term loan of $750,000 and a $700,000 revolving credit facility, both of which are co-signed by the chairman. The bank received a four-year warrant to purchase 15,000 shares of common stock at $5 per share. In exchange for the personal obligation, the chairman received a warrant to purchase 80,000 shares of common stock at $3.125 per share. The warrant will expire March 28, 2004. The value ascribed to these warrants of $41,636 was determined using the Black-Scholes option pricing model and is being amortized over the term of the debt as a financing cost.

In September, the Company amended the revolving credit facility. The amendment now provides for advances up to $1,400,000, subject to certain borrowing base restrictions. Interest on advances is at the London Interbank Offered Rate (LIBOR) plus 2 percent and is payable monthly. The agreement was renewed subsequent to year-end and expires May 1, 2002. Advances outstanding on the revolving line of credit were $600,000 at December 31, 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 5. FINANCING (CONTINUED)

In addition, the Company obtained a second term loan of $750,000 with the bank. Both term loans expire on May 31, 2002. Interest on these loans is at the LIBOR rate plus 2.5 percent and is payable monthly. Principal payments on these notes begin in February and April 2001, respectively.

All bank notes payable are secured by substantially all assets of the Company and are co-signed by the chairman. In addition, all outstanding and future indebtedness with the chairman is subordinate to the bank debt. The bank agreements contain certain financial covenants. The Company was in violation of certain covenants at December 31, 2000, which were subsequently waived by the bank.

PROMISSORY NOTE WITH CHAIRMAN OF THE BOARD: On December 28, 2000, the Company entered into an additional lending arrangement with its chairman under which the Company can borrow up to $1,250,000 at an interest rate of prime plus 4 percent. Any amounts owing are due December 31, 2001. There were no amounts outstanding under this agreement at December 31, 2000.

LONG-TERM DEBT:

                                                                           December 31
                                                                   --------------------------
                                                                       2000          1999
---------------------------------------------------------------------------------------------
Note payable to chairman, payable in semiannual interest-only
  payments, with principal due May 31, 2002 (a)                     $2,478,557    $2,464,700
Notes payable, of which $201,329 are with directors or a
  company affiliated with the chairman, payable in quarterly installments of approximately $28,000 beginning July 1999,
  with balance due May 31, 2002 (a)                                    984,273     1,056,007
Note payable to a company affiliated with the chairman,
  payable in semiannual installments of approximately $22,000,
  with balance due May 31, 2002 (a)                                    496,401       527,020
Notes payable, 5.18%, payable in quarterly installments of
  approximately $8,000 beginning July 1999, with balance due
  May 31, 2002 (b)                                                     235,103       295,430
Term loan payable to a bank at LIBOR plus 2.5 percent,
  payable in monthly interest-only payments until February 2001, when monthly installments of $24,000 begin, balance due
  May 31, 2002, secured by substantially all assets of the Company     750,000            --
Term loan payable to bank at LIBOR plus 2.5 percent,
  payable in monthly interest-only payments until April 2001, when monthly installments of $34,000 begin, balance due
  May 31, 2002, secured by substantially all assets of the Company     750,000            --
Convertible note payable to chairman at LIBOR plus 2 percent, payable in interest-only payments monthly, with balance due
  April 1, 2001 (f)                                                    750,000            --

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 5. FINANCING (CONTINUED)

                                                                            December 31
                                                                    --------------------------
                                                                        2000          1999
---------------------------------------------------------------------------------------------
Note payable to a bank at prime, payable in monthly interest-
  only payments, with principal due May 31, 2000, secured by
  substantially all assets of the Company (d)                                --       750,000
Note payable to chairman at prime, payable in semiannual interest-
  only payments, with principal due December 31, 1999 (c)                    --       400,000
Note payable to chairman at prime plus 2%, payable in interest-
  only payments quarterly, with balance due May 31, 1999 (c)                 --        50,000
Other                                                                        --         1,262
                                                                    --------------------------
                                                                      6,444,334     5,544,419

Less current maturities                                                 525,723       139,132
                                                                    --------------------------
                                                                     $5,918,611    $5,405,287
                                                                    ==========================

a) The terms of these notes were modified in 1999 and are being accounted for as a troubled debt restructuring. The notes were originally due in May 1999 and carried an interest rate of prime plus 2 percent. Under the restructuring, the holders agreed to extend the notes to May 2002. The notes have a stated interest rate of 1 percent through May 2001, at which time the rate increases to 5.18 percent. The Company recognizes interest expense on these notes using the interest method, which results in constant effective interest rates of 3.975 to 4.182 percent over the terms of the notes. In addition, the various note holders were granted four-year warrants to purchase 271,176 shares of common stock at a price of $1.00 per share. The portion of the loan amount ascribed to the warrants was $74,000, as determined using the Black-Scholes option pricing model. The carrying balance of the notes has been discounted for the value ascribed to the warrants. No gain or loss was recognized from the restructuring.

b) The terms of these notes were modified in 1999 and are being accounted for as a troubled debt restructuring. The notes were originally due in May 1999 and carried an interest rate of prime plus 2 percent. Under the restructuring, the holders agreed to extend the notes to May 2002, with a stated interest rate of 5.18 percent.

c) On February 29, 2000, the Board of Directors approved the conversion of these notes to 180,000 shares of common stock. The conversion rate is in excess of the fair market value of stock at the time of conversion. As a result of this conversion, these notes were classified as noncurrent in 1999 and were converted to equity in 2000. (e)

d) On March 29, 2000, the chairman assumed this note and its related accrued interest. The Company issued the chairman a one-year convertible note payable, which provides a right to conversion at the discretion of the holder into shares of the Company's common stock at $3.00 per share. The conversion rate is in excess of the fair market value at the time the rate was determined. This note has been classified as if the refinancing had occurred by December 31, 1999. (e)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 5. FINANCING (CONTINUED)

e) In conjunction with (c) and (d) above, the Company extended the chairman's existing warrant five years to May 22, 2006, to purchase 240,000 shares of common stock at $20.00 per share. The value assigned to this extension was nominal using the Black-Scholes option pricing model.

f) The terms of this note were modified subsequent to year-end. The note was extended to May 1, 2002, with monthly interest-only payments at an interest rate of prime plus 2 percent. The new note does not have a conversion feature.

Approximate maturities of long-term debt at December 31, 2000, are as follows:

Years ending December 31:
  2001                                                              $   526,000
  2002                                                                5,918,000
                                                                   -------------
                                                                    $ 6,444,000
                                                                   =============

Interest expense related to the borrowings with the chairman, the company affiliated with the chairman, and other directors charged to operations during 2000 and 1999 was $177,967 and $179,016, respectively.


NOTE 6. PREFERRED STOCK

At December 31, 2000 and 1999, there were 2,000,000 shares of the Company's 9 percent convertible, cumulative, nonvoting, $1 par value preferred stock authorized, with no shares outstanding.


NOTE 7. STOCK OPTIONS AND WARRANTS

EMPLOYEE GRANTS: The Company regularly grants options to its employees under various plans as described below. As permitted under generally accepted accounting principles, these grants are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, compensation cost has been recognized for those grants whose exercise price is less than the fair market value of the stock on the date of grant. There was no compensation expense recorded for employee grants for the years ended December 31, 2000 and 1999.

NONEMPLOYEE GRANTS: The Company also grants options and warrants to nonemployees for goods and services and in conjunction with certain agreements. These grants are accounted for under FASB Statement No. 123 based on the grant date fair values.

Had compensation cost for all of the stock-based compensation grants and warrants issued been determined based on the fair values at the grant date for awards in 2000 and 1999 consistent with the provisions of Statement No. 123, the Company's net loss and net loss per basic and diluted common share would have been as indicated below.

                                                          2000          1999
--------------------------------------------------------------------------------
Net loss, as reported                                 $  (920,407)  $  (141,629)
Net loss, pro forma                                    (1,129,608)     (292,049)
Basic and diluted net loss per common share,
  as reported                                               (0.65)        (0.12)
Basic and diluted net loss per common share,
  pro forma                                                 (0.79)        (0.25)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 7. STOCK OPTIONS AND WARRANTS (CONTINUED)

The above pro forma effects on net loss and net loss per basic and diluted common share are not likely to be representative of the effects on reported net loss or net loss per common share for future years because options vest over several years and additional awards generally are made each year.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2000 and 1999:

                                                       2000               1999
--------------------------------------------------------------------------------
Volatility                                            128.1%               24.5%
Risk-free interest rate                                 6.5%                6.2%
Expected life (years)                                     4                   4
Expected dividend yield                                None                None

In 1999, the Company used an industry composite to calculate volatility due to limited trading activity. In 2000, the Company calculated volatility using the Company's own historical stock prices.

INCENTIVE STOCK OPTION PLAN: An Incentive Stock Option Plan (ISOP) was approved on March 31, 1990, and 50,000 shares of common stock were reserved for issuance. The ISOP allows the Company to grant options to purchase shares of common stock with a maximum term of 10 years and an exercise price not less than the market price on the date of grant. Unless otherwise provided by the Board or committee granting the option, the options vest in one-quarter increments over four years on each of the anniversary dates of the grant. If any of the options granted under the plan expire or are terminated prior to being exercised in full, then the unexercised portion of such options will once again be available for additional option grants. No options may be granted under the ISOP after April 1, 2000. At December 31, 2000, no options are outstanding, and 50,000 options are available for grant.

NONQUALIFIED STOCK OPTION PLAN: The 1994 Nonqualified Stock Option Plan (1994
Plan) allows the Company to grant options to purchase up to 150,000 shares of common stock that have a maximum term of 10 years. The exercise price and vesting requirements are determined on the date of grant by the granting committee. No options may be granted under the 1994 Plan after March 31, 2004. As of December 31, 2000, 32,696 options have been granted and are outstanding under this Plan, with 117,304 options available for grant.

1996 STOCK OPTION PLAN: The 1996 Stock Option Plan (1996 Plan) allows the Company to grant both incentive stock options and nonqualified stock options and restricted stock awards. In 1999 the Board of Directors increased the shares of common stock available for distribution to 500,000. Incentive stock options have a maximum term of 10 years, and the exercise price may not be less than the market price on the date of grant. The exercise price of any nonqualified stock options granted may be no less than 85 percent of the market price on the date of grant. Any vesting requirement will be determined on the date of grant by the granting committee. No incentive stock options may be granted after September 24, 2006. If any of the options granted under the plan expire or are terminated prior to being exercised in full, then the unexercised portion of such options will once again be available for additional option grants. At December 31, 2000, 391,000 options are outstanding.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 7. STOCK OPTIONS AND WARRANTS (CONTINUED)

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

OTHER OPTIONS: At December 31, 2000 and 1999, the Company had options outstanding to an unrelated party to purchase 3,000 shares of common stock at exercise prices of $15.00 to $25.00. The options are currently exercisable and will expire in 2001.

A summary of the stock option transactions under these plans during the two-year period ended December 31, 2000, is as follows:

                                                                                           Weighted-
                                            1994        1996                                Average
                                  ISOP      Plan        Plan          Other      Total   Exercise Price
-------------------------------------------------------------------------------------------------------
Options outstanding at
  December 31, 1998                 --     48,896       80,600        3,000     132,496     $  9.41
  Granted (weighted-average fair
    value $0.35)                    --         --      266,000           --     266,000        1.19
  Canceled                          --     (5,000)      (7,740)          --     (12,740)       6.58
                                  ---------------------------------------------------------------------
Options outstanding at
  December 31, 1999                 --     43,896      338,860        3,000     385,756        3.85
  Granted (weighted-average fair
    value $4.40)                    --         --      127,000           --     127,000        4.39
  Canceled                          --         --      (74,860)          --     (74,860)       9.87
                                  ---------------------------------------------------------------------
Options outstanding at
  December 31, 2000                 --     43,896      391,000        3,000     437,896     $  2.97
                                  =====================================================================
Options exercisable at
  December 31, 1999                 --     43,896      147,741        3,000     194,637     $  5.43
Options exercisable at
  December 31, 2000                 --     43,896      196,168        3,000     243,064     $  2.79

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 7. STOCK OPTIONS AND WARRANTS (CONTINUED)

Options outstanding and exercisable by price range as of December 31, 2000, are as follows:

                                              Average      Weighted-                    Weighted-
                                             Remaining      Average                      Average
                                Number      Contractual     Exercise       Number        Exercise
Range of Exercise Prices     Outstanding    Life--Years       Price       Exercisable      Price
-------------------------------------------------------------------------------------------------
$1.06 - $1.90                  237,000         6.5           $ 1.07       165,168         $ 1.07
$2.25                           85,000         8.3             2.25        29,000           2.25
$3.13                           12,200         0.3             3.13        12,200           3.13
$5.00                            3,000         0.2             5.00         3,000           5.00
$6.00                           60,000        11.6             6.00            --             --
$9.00                            7,000        11.3             9.00            --             --
$10.00                          29,000         3.3            10.00        29,000          10.00
$15.00 - $17.50                  3,000         1.4            15.83         3,000          15.83
$25.00 - $28.75                  1,696         1.5            26.54         1,696          26.54
                             ---------                                  ---------
                               437,896                                    243,064
                             =========                                  =========

STOCK WARRANTS: The chairman has an outstanding warrant to purchase 240,000 shares of common stock at an exercise price of $20.00 per share on or before May 22, 2001. On February 29, 2000, the expiration date of this warrant was extended to March 22, 2006 (see Note 5).

Also the warrants issued with debt (see Note 5) to purchase 271,176 shares of common stock at an exercise price of $1.00 on or before June 30, 2002, were outstanding at December 31, 2000.

A summary of stock warrant transactions during the two-year period ended December 31, 2000, is as follows:

                                                                              Weighted-
                                                            Number of     Average Exercise
                                                             Shares       Price per Share
------------------------------------------------------------------------------------------
Warrants outstanding and exercisable at December 31, 1998    240,000          $ 20.00
  Issued                                                     271,176             1.00
                                                           ----------
Warrants outstanding and exercisable at December 31, 1999    511,176             9.92
  Issued                                                     170,000             3.01
  Exercised                                                   (7,500)            1.00
                                                           ----------
Warrants outstanding and exercisable at December 31, 2000    673,676             8.28
                                                           ==========


NOTE 8. INCOME TAXES

No provision for income taxes has been recorded for the years ended December 31, 2000 and 1999, as the Company incurred losses, and it is uncertain whether the Company will realize any benefit from those losses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 8. INCOME TAXES (CONTINUED)

The Company has a federal net operating loss (NOL) carryforward of approximately $16,941,000 at December 31, 2000. Utilization of approximately $5,657,000 of the NOL carryforward is limited to approximately $29,000 per year through 2009 ($290,000 in aggregate) based on an Internal Revenue Code limitation, as prescribed by Section 382, imposed as a result of a change in controlling interest in the Company in 1994. The use of the NOL carryforward may be further limited by ownership changes occurring subsequent to December 31, 1994.

The NOL carryforward has the following expiration dates:

2001                                                               $     24,000
2002                                                                    138,000
2003                                                                    138,000
2004                                                                    481,000
2005                                                                    209,000
2007                                                                  1,046,000
2008                                                                  1,450,000
2009                                                                  2,170,000
2010                                                                  2,545,000
2011                                                                  3,287,000
2012                                                                  1,510,000
2018                                                                  2,559,000
2019                                                                    301,000
2020                                                                  1,083,000
                                                                  --------------
                                                                   $ 16,941,000
                                                                  ==============

A summary of the Company's deferred taxes at December 31 is as follows:

                                                       2000             1999
--------------------------------------------------------------------------------
Assets:
  Inventory obsolescence reserve                  $    214,000     $    296,000
  Loss on minimum purchase commitment                  177,000          207,000
  Allowance for doubtful accounts                        3,000            4,000
  Warranty reserve                                      73,000           20,000
  Compensation and employee benefits                    15,000            7,000
  NOL carryforwards                                  4,618,000        4,201,000
                                                 -------------------------------
                                                     5,100,000        4,735,000

Liabilities:
  Depreciation                                         (57,000)              --
                                                 -------------------------------
Net deferred tax assets                              5,043,000        4,735,000

Less valuation allowance                            (5,043,000)      (4,735,000)
                                                 -------------------------------
                                                  $         --     $         --
                                                 ===============================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 9. RELATED-PARTY TRANSACTIONS

Tapemark Company (Tapemark), of West St. Paul, Minnesota, provides labels for the Company's products. The Company's chairman and largest stockholder is Chairman of the Board for Tapemark. During the years ended December 31, 2000 and 1999, the Company paid Tapemark a total of $87,000 and $60,700, respectively, for these services.

The Company also leases manufacturing and office space from Tapemark under a two-year noncancelable lease. The Company makes no payments to Tapemark for general utilities, pro rata taxes, and special assessments. In lieu of cash payments for rent for the years ended December 31, 2000 and 1999, the Company issued 23,334 and 23,333 shares of common stock at its estimated fair market value of $35,000 and $17,499 to Tapemark, respectively.


NOTE 10. ENTERPRISE-WIDE AND MAJOR CUSTOMER DISCLOSURES

The Company sells its products worldwide through direct sales and various distributor agreements. Net sales by geographic area for the years ended December 31, 2000 and 1999, were approximately as follows:

                                                     2000               1999
--------------------------------------------------------------------------------
Domestic sales                                   $ 6,655,000        $ 4,321,000
International sales                                  840,000            821,000
                                                --------------------------------
Net sales                                        $ 7,495,000        $ 5,142,000
                                                ================================

The Company has one customer that accounted for 51 and 70 percent of net sales in 2000 and 1999, respectively. Accounts receivable from this customer were approximately $470,000 and $440,000 at December 31, 2000 and 1999, respectively. Beginning in 2000, the Company had a new customer that accounted for 26 percent of net sales. Accounts receivable from this customer were approximately $481,000 at December 31, 2000.


NOTE 11. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES: The Company leases office, manufacturing, and warehouse space and certain office equipment under both cancelable and noncancelable operating leases expiring at various times through 2005. The Company has entered into a new building lease that is effective January 1, 2001. This lease was personally guaranteed by the chairman for a period of three years. In consideration for his guarantee, the chairman was granted warrants to purchase 75,000 shares of common stock at $2.50. The warrants are immediately vested and expire in five years. The value ascribed to these warrants was $122,567, as determined using the Black-Scholes option pricing model. The Company has recorded the full value of these warrants and is amortizing the expense over the term of the guarantee.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 11. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Future minimum lease payments for the next five years are approximately:

Years ending December 31:
2001                                                                  $ 138,000
2002                                                                    154,000
2003                                                                    159,000
2004                                                                    163,000
2005                                                                    160,000
Thereafter                                                               67,000
                                                                     -----------
                                                                      $ 841,000
                                                                     ===========

Rent expense under all operating leases was approximately $55,000 and $72,000 for the years ended December 31, 2000 and 1999, respectively.

MINIMUM PURCHASE COMMITMENT: The Company has an agreement with a supplier that expires in June 2002, under which the Company is obligated to purchase a minimum of $172,500 annually of its cyst filter requirements for certain of its products. The chairman personally guarantees the Company's performance under the contract, subject to a $100,000 limitation on the guaranty. The Company has accrued the remaining estimated commitment not likely to be fulfilled under this contract. At December 31, 2000 and 1999, minimum purchase commitments of $443,500 and $517,000 were accrued, respectively, of which $443,500 and $225,100 were included in current liabilities, respectively.

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


NOTE 12. RETIREMENT PLAN

Effective January 1, 1999, the Company adopted a salary savings plan that covers all eligible employees. Under the terms of the plan, eligible employees of the Company are permitted to make voluntary contributions up to the maximum allowed under Internal Revenue Service regulations. Employer contributions may be made to the plan at the discretion of the Company's Board of Directors. No discretionary contributions were made to the plan for 2000.

[LOGO]      MCGLADREY & PULLEN, LLP                                [LOGO] RSM
 75         -----------------------                                       ---
YEARS    Certified Public Accountants                              INTERNATIONAL




                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
WTC Industries, Inc. and Subsidiary
Eagan, Minnesota

We have audited the accompanying consolidated balance sheets of WTC Industries, Inc. and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WTC Industries, Inc. and Subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

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


                                                     /s/ McGladrey & Pullen, LLP



Minneapolis, Minnesota
January 19, 2001, except for Note 5, as to which the date is February 20, 2001

CORPORATE AND SHAREHOLDER INFORMATION
WTC INDUSTRIES, INC.
--------------------------------------------------------------------------------

CORPORATE HEADQUARTERS                     DIRECTORS
WTC Industries, Inc.                       Robert C. Klas, Sr.
1000 Apollo Road                           Chairman of the Board
Eagan, Minnesota 55121                     Tapemark Company
(651) 554-3140
                                           Biloine W. Young
                                           Author
CORPORATE COUNSEL
Lindquist & Vennum PLLP                    John A. Clymer
Minneapolis, Minnesota                     Managing Director
                                           Resource Companies, Inc.

INDEPENDENT AUDITORS                       Ronald A. Mitsch
McGladrey & Pullen, LLP                    Vice Chairman (Retired)
Minneapolis, Minnesota                     3M Company

                                           Robert C. Klas, Jr.
TRANSFER AGENT                             President
Wells Fargo Bank Minnesota, N.A.           Tapemark Company
Shareowner Services
161 North Concord Exchange                 EXECUTIVE OFFICERS
South Saint Paul, Minnesota 55075          Robert C. Klas, Sr.
(800) 689-8788                             Chief Executive Officer

                                           Gregory P. Jensen
FORM 10-KSB                                Chief Financial Officer
A copy of the WTC Industries, Inc. Form    Secretary and Treasury
10-KSB as filed with the Securities and
Exchange Commission will be sent to any    James J. Carbonari
shareholder, without charge, upon          Chief Executive Officer and President
written request to Mr. Gregory P.          PentaPure Incorporated
Jensen, WTC Industries, Inc., 1000
Apollo Road, Eagan, Minnesota 55121.       David M. Botts
                                           Andrew T. Rensink
                                           Vice Presidents
ANNUAL MEETING OF SHAREHOLDERS             PentaPure Incorporated
The Annual Meeting of Shareholders of
WTC Industries, Inc. will be held at
3:00 p.m. on May 16, 2001 at Southview
Country Club, 239 East Mendota Road,
West Saint Paul, Minnesota.